Exhibit 99.(12)(a)

[      ], 2005

The Prudential Series Fund, Inc., on behalf of
Equity Portfolio and

SP MFS Capital Opportunities Portfolio

100 Mulberry Street

Newark, NJ 07102

Re:	Acquisition by Equity Portfolio, a series of The Prudential Series Fund, Inc., of the assets of SP MFS Capital Opportunities Portfolio, another series of The Prudential Series Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to The Prudential Series Fund, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by Equity Portfolio (the “Acquiring Portfolio”), a series of the Fund, of the assets of SP MFS Capital Opportunities Portfolio (the “Acquired Portfolio” and, together with the Acquiring Portfolio, each, a “Portfolio” and, collectively, the “Portfolios”), another series of the Fund, pursuant to the Agreement and Plan of Reorganization (the “Plan”)(1) described in the prospectus/proxy statement (the “Registration Statement”) filed with the Securities and Exchange Commission on December 29, 2004 under the Securities Act of 1933, as amended (the “Securities Act”).  You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

In rendering these opinions, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering the opinions.  We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter.  The opinions expressed in this letter are based upon certain factual statements relating to the Fund set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from the Fund dated as of the date hereof for our use in rendering the opinions set forth herein.  We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date, that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to “the best knowledge of” any person or with similar qualification are and will be true, correct and complete as if made without such qualification.  We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and

(1)           Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us.  In addition, we have assumed that (A) the Reorganization will be consummated in accordance with the Plan, (B) the Fund will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the “Code”),(2) and the Treasury Regulations promulgated thereunder, and (C) the Plan is valid and binding in accordance with its terms.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change.  Therefore, no assurance can be given that the federal income tax consequences described below will not be altered in the future, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I.              Background.

The Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Portfolios are portfolio series of the Fund.  The Acquiring Portfolio intends to acquire the assets of the Acquired Portfolio.  The Fund serves primarily as an underlying mutual fund for variable annuity contracts and variable life insurance policies issued by life insurance companies that are affiliates of the Fund’s investment manager.  All of the shares of the Portfolios are held in insurance company separate accounts.

The investment objectives of the Portfolios are comparable.  The investment objective of the Acquired Portfolio is capital appreciation.  The investment objective of the Acquiring Portfolio is long-term growth of capital.  The investment objective of the Acquiring Portfolio is a fundamental policy that can be changed only with shareholder approval.  The investment objective of the Acquired Portfolio is a non-fundamental policy, which means that it can be changed without shareholder approval.

The Portfolios invest primarily in equity securities.  Each Portfolio pursues its investment objective through various investment strategies that are employed by the Portfolio’s subadviser.  The Acquired Portfolio invests, under normal market conditions, at least sixty-five percent (65%) of its net assets in common stocks and related securities, such as preferred stocks, convertible

(2)           Unless otherwise indicated, all section references contained herein are to the Code.

securities, and depositary receipts for those securities.  The Acquired Portfolio focuses on companies which Massachusetts Financial Services Company (“MFS”) believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow.  The Acquired Portfolio’s investments may include securities listed on a securities exchange or traded in the over-the-counter markets.  MFS uses a bottom-up, as opposed to a top-down, investment style in managing the Acquired Portfolio.  This means that securities are selected based upon fundamental analysis (such as an analysis of earnings, cash flows, competitive position and management’s abilities) performed by the portfolio manager and MFS’ large group of equity research analysts.  The Acquired Portfolio may invest in foreign securities (including emerging market securities), through which it may have exposure to foreign currencies.  The Acquired Portfolio may engage in active and frequent trading to achieve its principal investment strategies.  Generally, the Acquired Portfolio will invest no more than (1) thirty-five percent (35%) of its net assets in foreign securities and (2) ten percent (10%) in lower rated bonds, and the Portfolio will not lend more than thirty percent (30%) of the value of is securities.

The Acquiring Portfolio normally invests at least eighty percent (80%) of the Acquiring Portfolio’s investable assets in common stocks of major established corporations as well as smaller companies.  The Acquiring Portfolio will not change this policy unless it provides sixty (60) days prior written notice to contract owners.  Up to twenty percent (20%) of the Acquiring Portfolio’s investable assets may be invested in short, intermediate, or long-term debt obligations, convertible and nonconvertible preferred stock, and other equity-related securities.  Up to five percent (5%) of these investable assets may be rated below investment grade.  In deciding which stocks to buy, the portfolio managers of the Acquiring Portfolio use a blend of investment styles.  That is, the managers invest in stocks that may be undervalued given the company’s earnings, assets, cash flow and dividends and also invest in companies experiencing some or all of the following:  a price/earnings ratio lower than earnings per share growth, strong market position, improving profitability and distinctive attributes such as unique marketing ability, strong research and development, new product flow, and financial strength.  Up to thirty percent (30%) of the Acquiring Portfolio’s total assets may be invested in foreign securities, including money market instruments, equity securities, and debt obligations.  For these purposes, the Acquiring Portfolio does not consider American Depository Receipts (“ADRs”) as foreign securities.

Therefore, each Portfolio pursues generally a core equity strategy, but they do so in somewhat different manners.  For example, while both Portfolios may invest in fixed income instruments, the Acquired Portfolio may invest up to ten percent (10%) of net assets in below investment grade bonds, while the Acquiring Portfolio may invest up to five percent (5%) of its net assets in such securities.  The Acquired Portfolio may invest up to thirty-five percent (35%) of its net assets in foreign securities, while the Acquiring Portfolio may invest up to thirty percent (30%) of its total assets in foreign securities.

Under certain circumstances, each Portfolio may invest a portion of its assets in other types of investments or employ alternative investment strategies.  In general, each Portfolio may invest in options and futures contracts, forward contracts, when-issued and delayed delivery securities, short sales against-the-box, repurchase agreements, and equity and/or debt securities issued by Real Estate Investment Trusts (REITs) and investment company securities.

II.            The Plan of Reorganization.

Subject to the terms and conditions set forth in the Plan, the Fund, on behalf of the Acquired Portfolio, will transfer all of the assets of the Acquired Portfolio and assign all Assumed Liabilities (as hereinafter defined) to the Acquiring Portfolio, and the Fund, on behalf of the Acquiring Portfolio, will acquire all such assets and assume all such Assumed Liabilities upon delivery to the Fund, on behalf of the Acquired Portfolio, of Acquiring Portfolio shares having a net asset value equal to the value of the net assets of the Acquired Portfolio transferred (the “Acquiring Portfolio Shares”).  “Assumed Liabilities” means all liabilities, expenses, costs, charges and reserves of the Acquired Portfolio as of the Closing Date.  The net asset value of the Acquiring Portfolio Shares and the value of the net assets of the Acquired Portfolio to be transferred shall be determined immediately following the close of business on the Closing Date (the “Valuation Date”) using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Portfolio.  All Assumed Liabilities of the Acquired Portfolio, to the extent that they exist at or after the Closing, shall after the Closing attach to the Acquiring Portfolio and may be enforced against the Acquiring Portfolio to the same extent as if the same had been incurred by the Acquiring Portfolio.  In addition, at or prior to the Closing, the Acquired Portfolio shall declare and pay a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Portfolio’s shareholders all of the Acquired Portfolio’s investment company taxable income for all taxable years ending at or prior to the Closing (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D)) and all of its net capital gains realized (after reduction for any capital loss carry-forward) in all taxable years ending at or prior to the Closing.

Immediately after the Closing, the Acquired Portfolio will be liquidated and the Acquiring Portfolio Shares that have been delivered to the Fund on behalf of the Acquired Portfolio will be distributed to the shareholders of the Acquired Portfolio, each shareholder to receive Acquiring Portfolio Shares equal to the pro rata portion of shares of the Acquired Portfolio held by such shareholder as of the close of business on the Valuation Date.  Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Portfolio in the name of each shareholder of the Acquired Portfolio and representing the respective pro rata number of Acquiring Portfolio Shares due such shareholder.

The Board of Directors of the Fund, including those Directors who are not “interested persons” as defined in the Securities Act, has determined that the interests of existing shareholders of the Acquired Portfolio will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Portfolio.  The Board of Directors of the Fund has reached similar conclusions with respect to the Acquiring Portfolio and has also approved the Reorganization with respect to the Acquiring Portfolio.

III.           Representations.

The following representations with respect to the Reorganization have been made by the Fund, on behalf of itself and the Acquiring Portfolio and/or the Acquired Portfolio:

(a)           As of the Closing, the fair market value of the Acquiring Portfolio Shares to which each shareholder of the Acquired Portfolio is entitled will approximately equal the fair market value of the shares of the Acquired Portfolio such shareholder will surrender.

(b)           There are no dissenters’ or appraisal rights, and the consideration paid by the Acquiring Portfolio to the shareholders of the Acquired Portfolio in connection with the Reorganization will consist solely of Acquiring Portfolio Shares.

(c)           There is no plan or intention by the Acquiring Portfolio or any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the Acquiring Portfolio to acquire or redeem, during the five-year period beginning on the Closing Date, with consideration other than Acquiring Portfolio Shares, any of the Acquiring Portfolio Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Portfolio’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act.

(d)           During the five-year period ending on the Closing Date, neither the Acquired Portfolio nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3) determined without regard to Treasury Regulations section 1.368-1(e)(3)(i)(A)) to the Acquired Portfolio will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Portfolio with consideration other than Acquiring Portfolio Shares or shares of the Acquired Portfolio, except for redemptions in the ordinary course of the Acquired Portfolio’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Acquired Portfolio, except for (A) distributions described in sections 852 and 4982, and (B) additional distributions, to the extent such distributions do not exceed fifty percent (50%) of the value (computed without giving effect to such distributions) of the proprietary interests in the Acquired Portfolio as of the Closing Date.

(e)           During the five-year period ending on the Closing Date, neither the Acquiring Portfolio nor any person related (as defined in Treasury Regulations section 1.368-1(e)(3)) to the

Acquiring Portfolio will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of the Acquired Portfolio with consideration other than Acquiring Portfolio Shares.

(f)            The Acquiring Portfolio will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Acquired Portfolio immediately prior to the Reorganization.  For purposes of this representation, amounts, if any, paid by or on behalf of the Acquired Portfolio for reorganization expenses, amounts, if any, paid by the Acquired Portfolio to shareholders who receive cash or other property and all redemptions and distributions made by the Acquired Portfolio immediately preceding or in contemplation of the Reorganization (except those referred to in the next sentence) will be included as assets of the Acquired Portfolio immediately prior to the Reorganization.  However, assets distributed in connection with (i) regular distributions and redemptions occurring in the ordinary course of the Acquired Portfolio’s business as a series of an open-end management investment company and (ii) distributions made to shareholders of the Acquired Portfolio prior to the Reorganization in order to pay out all of the Acquired Portfolio’s (A) investment company taxable income (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)) and (B) net capital gain (after reduction for any capital loss carryover) will be excluded.

(g)           Immediately after the Closing, the Acquired Portfolio will, in pursuance of the Plan, distribute the Acquiring Portfolio Shares it receives in the Reorganization and its other assets, if any, and thereupon will cancel all of its issued and outstanding shares.

(h)           The Acquiring Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Portfolio acquired in the Reorganization, except for dispositions made in the ordinary course of business.

(i)            The Acquiring Portfolio will continue to use in its business at least fifty percent (50%) by value of the historic portfolio securities of the Acquired Portfolio.  The Acquiring Portfolio will be treated as using in its business historic portfolio securities of the Acquired Portfolio to the extent that, when securities acquired by the Acquiring Portfolio from the Acquired Portfolio in connection with the Reorganization are disposed of by the Acquiring Portfolio (including, without limitation, in connection with a redemption by the issuer), they are replaced with similar securities (i.e., securities that would have been permissible investments of the Acquired Portfolio under the applicable investment objectives, policies, and restrictions of the Acquired Portfolio in effect immediately before the Closing).  For purposes of this representation, portfolio securities disposed of by the Acquired Portfolio prior to and in anticipation of the Reorganization will be treated as part of the historic portfolio securities of the Acquired Portfolio.

(j)            As of the Closing, there is no intercorporate indebtedness existing between the Acquiring Portfolio and the Acquired Portfolio.

(k)           Each of the Acquiring Portfolio and the Acquired Portfolio has qualified as a separate corporation for federal income tax purposes under section 851(g) in each taxable year and will qualify as such as of and, in the case of the Acquiring Portfolio, following the Closing.

(l)            Each of the Acquiring Portfolio and the Acquired Portfolio has elected to be a regulated investment company under section 851, has qualified as such for each taxable year and will qualify to be treated as such as of and, in the case of the Acquiring Portfolio, following the Closing.  In order (i) to ensure continued qualification of the Acquired Portfolio as a regulated investment company for federal income tax purposes and (ii) to eliminate any tax liability of the Acquired Portfolio arising by reason of undistributed investment company taxable income or net capital gain, the Acquired Portfolio has declared or will declare and will pay to its shareholders of record on or prior to the Closing a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of its investment company taxable income for the last full taxable year of the Acquired Portfolio and any subsequent short taxable year ending on the Closing Date (computed without regard to any deduction for dividends paid under section 852(b)(2)(D)) and (B) all of its net capital gain for the final full taxable year of the Acquired Portfolio and any subsequent short taxable year ending on the Closing Date (after reduction for any capital loss carryover).

(m)          The expenses incurred in connection with entering into and carrying out the provisions of the Plan will be borne by the Portfolios, pro rata, based on net assets of the Portfolios.  All such expenses will be solely and directly related to the Reorganization.  No cash will be transferred from the Acquiring Portfolio to the Acquired Portfolio for the purpose of paying any reorganization expenses of the Acquired Portfolio.  The shareholders of the Acquired Portfolio and the Acquiring Portfolio will pay their own expenses, if any, incurred in connection with the Reorganization.

(n)           As of the Closing, the Acquiring Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Acquired Portfolio.

(o)           The liabilities of the Acquired Portfolio to be assumed by the Acquiring Portfolio and the liabilities to which the transferred assets of the Acquired Portfolio will be subject, if any, have been incurred by the Acquired Portfolio in the ordinary course of its business.

(p)           The fair market value of the assets of the Acquired Portfolio to be transferred to the Acquiring Portfolio equals or exceeds the sum of the liabilities to be assumed by the Acquiring Portfolio plus the amount of liabilities, if any, to which the transferred assets will be subject.

(q)           As of the Closing, neither the Acquiring Portfolio nor the Acquired Portfolio is under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

(r)            The Acquired Portfolio has not distributed and will not distribute to its shareholders in pursuance of the Plan any “appreciated property” within the meaning of section 361(c)(2).

(s)           The total adjusted basis of the assets of the Acquired Portfolio to be transferred to the Acquiring Portfolio equals or exceeds the sum of the liabilities to be assumed by the Acquiring Portfolio plus the amount of liabilities, if any, to which the transferred assets will be subject.

(t)            At the time of the Closing, the Acquired Portfolio will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Acquired Portfolio.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions.  No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of a Reorganization.

IV.           Opinions.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under presently applicable federal income tax law:

(i)            The transfer by the Acquired Portfolio of all of its assets to the Acquiring Portfolio, in exchange solely for Acquiring Portfolio Shares, the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Acquired Portfolio, and the distribution of the Acquiring Portfolio Shares to the shareholders of the Acquired Portfolio in complete liquidation of the Acquired Portfolio will constitute a “reorganization” within the meaning of section 368(a).

(ii)           The Acquiring Portfolio and the Acquired Portfolio will each be a “party to a reorganization” within the meaning of section 368(b).

(iii)          The Acquired Portfolio will recognize no gain or loss on (A) the transfer of its assets to the Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and the Acquiring Portfolio’s assumption of the Acquired Portfolio’s Assumed Liabilities or (B) the subsequent distribution of the Acquiring Portfolio Shares to the Acquired Portfolio’s shareholders in exchange for their Acquired Portfolio shares.

(iv)          The Acquiring Portfolio will recognize no gain or loss on its receipt of the Acquired Portfolio’s assets in exchange solely for Acquiring Portfolio Shares and the Acquiring Portfolio’s assumption of the Acquired Portfolio’s Assumed Liabilities.

(v)           The Acquiring Portfolio’s tax basis in the Acquired Portfolio’s assets will, in each instance, be the same as the Acquired Portfolio’s tax basis therein immediately before the Reorganization, and the Acquiring Portfolio’s holding period for the Acquired Portfolio’s assets will, in each instance, include the Acquired Portfolio’s holding period therefor.

(vi)          The shareholders of the Acquired Portfolio will recognize no gain or loss on the exchange of all the Acquired Portfolio shares held by such shareholders solely for Acquiring Portfolio Shares pursuant to the Reorganization.

(vii)         Each shareholder’s aggregate tax basis in the Acquiring Portfolio Shares received by such shareholder in the Reorganization will be the same as the shareholder’s aggregate tax basis in the Acquired Portfolio shares surrendered in exchange for those Acquiring Portfolio Shares, and the shareholder’s holding period for those Acquiring Portfolio Shares will include, in each instance, the shareholder’s holding period for those Acquired Portfolio shares, provided the shareholder holds them as capital assets on the Closing Date.

*              *              *

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.  Moreover, you should recognize that our opinions are not binding on the Service, that the Service may disagree with the opinions expressed herein, and that although we believe that our opinions would be sustained if challenged, there can be no assurances to that effect.

This opinion letter has been issued to and may be relied upon solely by the addressees hereof in connection with the consummation of the transactions contemplated by the Plan and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We hereby consent to filing a form of this opinion as an exhibit to the Proxy Statement/Prospectus and the references to our firm, and the discussion of this opinion, in the Proxy Statement/Prospectus under the headings “Federal Income Tax Consequences of the Transaction.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

GOODWIN PROCTER LLP